IWERKS ENTERTAINMENT, INC.

                              CONSULTING AGREEMENT

     This Consulting Agreement (the "Agreement") is made and entered into effective as of February 15, 2000, by and between IWERKS ENTERTAINMENT, INC., a Delaware corporation (the "Company"), and GARY J. MATUS ("Consultant").

     THE PARTIES AGREE AS FOLLOWS:

1. RETENTION OF CONSULTANT. Consultant is hereby retained by the Company as its acting Chief Executive Officer, for a term (the "Term") commencing as of February 15, 2000 and continuing until such date as the consultancy may be terminated by no less than 15 days prior written notice from one party to the other. It is recognized that Consultant is not able to dedicate his full time to this engagement but, recognizing the critically important contribution of the acting CEO during this period, Consultant will endeavor to provide as close to full time services to the Company as possible.

2. CONSULTING FEE. The fee for Consultant's services to be paid by the Company shall equal Ten Thousand Dollars ($10,000) per month, prorated for any partial month during the Term of this Agreement. Fifty percent (50%) of the monthly fee shall be paid in advance on the first day of the month during the Term of this Agreement. The remaining fifty percent (50%) shall be paid on the first to occur of (i) a Change in Control (as defined below), or (ii) July 31,2000.

3. STOCK OPTION. The Company hereby grants to Consultant a fully vested option to acquire 100,000 shares of the Company's common stock at an exercise price of $1.625 per share, exercisable at any time by Consultant within ten (10) years after the date of this Agreement after the occurrence of an event that triggers the payment of a bonus pursuant to Paragraph 4.

4. BONUS. The Company shall pay to consultant a one-time cash bonus of One Hundred Thousand Dollars ($100,000) if either (or both) of the following occurs:
(i) a Change in Control, or (ii) the Company engages in an equity financing transaction (or series of related transactions) whereby the Company issues Company common stock, preferred stock or other equity securities, or options, warrants or other rights to acquire the same and receives gross proceeds from the financing of not less than Three Million Dollars ($3,000,000). Any payment owing under this Section shall be made by the Company within 10 business days after the occurrence of the triggering event specified in clause (i) or (ii), as applicable.

5. EXPENSE REIMBURSEMENT. The Company shall promptly reimburse reasonable business expenses incurred by Consultant in performance of his duties hereunder, subject to Consultant's submission of expense reports and documentation as may be reasonably required by the Company.

6. "CHANGE IN CONTROL" DEFINED. As used in this Agreement, the term "Change in Control" shall mean:

     (i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization of stock sale, if more that 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization or


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          sale is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation, or other reorganization or sale; or

     (ii) The sale, transfer or other disposition of all or substantially all of the Company's assets.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

7. In the event that a transaction does not occur before July 31, 2000 that triggers the payment of a bonus pursuant to Paragraph 4, it is understood that this agreement will be re-negotiated or, at the option of Consultant, retained in effect.

8. INDEPENDENT CONTRACTOR. Consultant enters into this Agreement as, and shall continue to be, an independent contractor. Consultant shall pay all federal, state and other income taxes due and properly file appropriate tax returns. Consultant shall not be entitled to any Company employee benefits. All payments owning to Consultant under this Agreement shall be paid by the Company without withholding, deduction or offset of any kind.

9. GENERAL PROVISIONS. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into in California between California residents. If any provision of this Agreement is for any reason found by a court of competent jurisdiction to be unenforceable, the remainder of this Agreement shall continue in full force and effect. This Agreement embodies the entire agreement between the parties and supercedes all prior agreements and understandings between the parties with respect to its subject matter. The Agreement may not be changed unless mutually agreed upon in writing by both parties.

     IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first set forth above.

     COMPANY:                IWERKS Entertainment, INC., a Delaware corporation


                             By:     /S/ DON IWERKS
                                     ---------------------------------
                             Title:  CHAIRMAN, INTERIM CEO
                                     ---------------------------------

     CONSULTANT:             /S/ GARY J. MATUS
                             -----------------------------------------
                             Gary J. Matus

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                                     IWERKS
                                  ENTERTAINMENT


July 5, 2000

Gary J. Matus
Consultant
Iwerks Entertainment Inc.
4540 W. Valerio Street
Burbank, CA  91505

Re:  Consulting Agreement dated 2/15/2000 (see attached)

Dear Gary:

Given the continuing needs of the Company and the unexpected delays in consummating a merger transaction, Iwerks has elected to extend the Consulting Agreement between yourself and Iwerks Entertainment through 12/31/00.

All the terms and conditions of the original agreement remain the same.

Best regards,

/s/ Don Iwerks

Don Iwerks
Chairman of the Board